                                                                   EXHIBIT 10.41


                                PROMISSORY NOTE

AMOUNT: $150,436                                     Date: December 15, 1998

Axxess Media Inc. (the Borrower"), for value received, promises to pay to the order of The Harmat Organizaiton, (the "Lender") the sum of One Hundred Fifty Thousand Four Hundred Thirty Six dollars ($150,436) (the "Principal") at the Lender's office located at 22 Old Country Road, Quoque, NY 11959, at the rate and according to the terms indicated below.

1.  RATE.  The Borrower shall pay interest at the rate of 9.75%.

2.  REPAYMENT TERMS.  The Borrower will repay this Note upon demand.

3. USE OF PROCEEDS. The Borrower represents and warrants that this Note evidences a loan for business purposes. The Borrower agrees that this provision constitutes a part of this Note. By signing this Note, the Borrower agrees to be legally bound to all the terms, promises and provisions contained in it.

4. APPLICATION OF PAYMENTS. Each payment received on this Note shall be applied first to unpaid late charges (if any), then to interest as of payment due date and the balance, if any, to principal as of the date received.

5. COLLECTION COSTS. If this Note is referred to any attorney for collection, Borrower shall pay the Lender's reasonable attorney's fees, plus the costs and expenses of the collection proceeding.

6.  BINDING AGREEMENT; GOVERNING LAW.   The Note shall be binding upon the
    heirs, successors, and assigns of the Borrower and the Lender. It shall be interpreted and construed in accordance with the laws of the State of New York.

7. DEFAULT. The total unpaid balance of this Note shall become due and payable without notice or demand upon the occurrence of any one of the following "Events of Default": (a) default in any installment payment of principal or interest when due under this Note and the continuance thereof for ten business days after the due date; (b) default for a period of ten business days in any other payment of principal or interest when due under this Note;
    (c) failure to fulfill or perform any other term of this Note or related Term Loan Agreement, mortgage, or security agreement, if any; (d) failure of any "Obligor" (defined as the Borrower an any guarantor of this Note) to fulfill or perform any term of any other instrument or agreement of an Obligor issued to or entered into with the Lender; (e) a false or incomplete statement in any information submitted to the Lender in connection with this Note, if any; (f) entry of a judgment against Borrower; (g) an attempt to restrain or obtain any Obligor's account balances or property with the Lender; (h) a significant decline in the value of any real or personal property securing payment of this Note; (i) death, business failure or dissolution of any Obligor; (j) death of the insured under any kind of life insurance policy securing payment of this Note; (k) failure of the borrower to pay debts as they become due; (l) commencement of any bankruptcy, receivership, or similar proceeding involving any Obligor as a debtor.

8. WAIVER. The borrower and all endorsers, sureties and guarantors hereof jointly and severally waive presentment for payment, demand, notice of non-payment, notice of protest and protest of this Note.

9. EXCESS INTEREST. At no time shall the Interest Rate exceed the highest rate allowed by law for this type of loan. Should the Lender ever collect interest at a rate that exceeds the applicable legal limits, such excess will be credited to principal. If the amount of the credit exceeds the applicable legal limits, such excess will be credited to principal. If the amount of the credit exceeds the outstanding principal balance, such excess will be returned to the borrower.



JAMES P. GAGEL



-----------------------                        201 Park Place, Suite 321
Signature                                      Altamonte Springs, FL 32701
Corporate Counsel

                                  Page 2 of 2